Exhibit 10.4

Bradley S. Smith
Via E-Mail

August 18, 2025

Dear Brad,

In connection with your resignation from the position of Chief Information Officer effective October 31, 2025, we are very pleased to offer you the position of Senior Technical Strategist for Paycom Payroll, LLC (the “Company”), reporting to the Chief Executive Officer of the Company. Your employment in this role is subject to the terms and conditions set forth in this letter.

Your expected start date as Senior Technical Strategist is November 1, 2025, and is subject to modification by the Company (your “Start Date”). Your position will be based in Oklahoma City, Oklahoma. By signing below, you confirm you understand and agree to the changes in your employment, including, without limitation, any changes from the terms of employment, including compensation, stated in any previous offer letter or other communication. This letter does not constitute a contract for a term of employment and does not alter the at-will employment relationship.

You will continue to be paid an annualized base salary of $552,944.41, payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

With respect to 2025 performance period, you will remain eligible to receive a cash bonus pursuant to the Paycom Software, Inc. Annual Incentive Plan (the “Annual Incentive Plan”), in accordance with the terms previously approved by the Compensation Committee of the Board of Directors of Paycom Software, Inc. Beginning in 2026, you will no longer be eligible for an annual bonus pursuant to the Annual Incentive Plan.

While we anticipate a mutually beneficial relationship with you, the Company recognizes your right to terminate this relationship at any time. Similarly, the Company reserves the right to alter, modify, or terminate this employment relationship and its terms at will at any time with or without notice or cause, in its sole and complete discretion.

This letter reflects the entire understanding regarding the terms of your employment with the Company with the exception of (a) your agreement to the Company’s corporate and personnel policies, (b) the Paycom Payroll, LLC Employee Non-Solicitation Agreement between you and the Company, dated February 4, 2025, (c) the Paycom Payroll, LLC Employee Intellectual Property Assignment, Confidentiality, and Class Action Waiver Agreement between you and the Company, dated February 4, 2025, (d) your agreement with respect to equity incentive awards pursuant to the Transition Compensation and Release Agreement, dated as of even date herewith. Accordingly, with those exceptions, this letter supersedes and replaces any prior oral or written communication on the subject of your employment by the Company or its affiliates in any capacity. By signing this letter, you agree that you are not relying on, have not relied on, and you specifically disavow reliance on, any oral or written statement, representation, or inducement relating to your employment that is not contained in this letter.

If you have any questions about the above details, please call me immediately. To evidence your acceptance of these terms, please sign below and return this letter to me.

Yours sincerely,

PAYCOM PAYROLL, LLC

/s/ Matt Paque
Name: Matt Paque
Title: Chief Legal Officer and Secretary

ACCEPTED AND AGREED:

/s/ Bradley S. Smith
Bradley S. Smith

August 18, 2025
Date